As filed with the Securities and Exchange Commission on October 6, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Maxar Technologies Ltd.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	98-0544351
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Embarcadero Center, Suite 500

San Francisco, California 94111

(Address, including zip code of Registrant’s principal executive offices)

Maxar Technologies Ltd.

Employee Stock Option Plan

MacDonald, Dettwiler and Associates Ltd.

Omnibus Equity Incentive Plan

MacDonald, Dettwiler and Associates Ltd.

2017 Long Term Incentive Plan

(Full title of the plan)

Michelle Kley

Senior Vice President, General Counsel and Corporate Secretary

Maxar Technologies Ltd.

One Embarcadero Center, Suite 500

San Francisco, CA 94111

1-604-974-5275

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey B. Floyd

Stephen M. Gill

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77022

(713) 758-2222

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Shares, without par value	2,210,510(1)	$54.184	$119,774,273.84	$14,911.90

(1)	Represents (a) 645,510 common shares, without par value (the “Common Shares”) of Maxar Technologies Ltd. (f/k/a MacDonald Dettwiler and Associates Ltd.) (the “Registrant”) reserved for issuance under the Maxar Technologies Ltd. Employee Stock Option Plan (the “Stock Option Plan”), (b) 1,265,000 Common Shares reserved for issuance under the MacDonald, Dettwiler and Associates Ltd. Omnibus Equity Incentive Plan, and (c) 300,000 Common Shares reserved for issuance under the MacDonald, Dettwiler and Associates Ltd. 2017 Long Term Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of common stock of the Registrant as may become issuable pursuant to the adjustment provisions of each of the above plans.

The Stock Option Plan was adopted, assumed, and amended by the Registrant in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 24, 2017, by and among the Registrant, Merlin Merger Sub, Inc. (the “Merger Sub”), and DigitalGlobe, Inc. (“DGI”), whereby Merger Sub merged with and into DGI, with DGI continuing as the surviving corporation and as a wholly owned subsidiary of the Registrant (the “Merger”). The Merger closed on October 5, 2017. Shares of common stock of DGI were previously registered by DGI with respect to a prior version of the Stock Option Plan (prior to its assumption, adoption and amendment by the Registrant, the “Prior Plan”). 645,510 Common Shares are now being carried forward from the Prior Plan and are registered hereby. All shares registered herein under the Stock Option Plan are subject to outstanding awards originally made by DGI under the Prior Plan that have been assumed and adopted by the Registrant in connection with, and that continue to be outstanding after, the Merger.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the Common Shares being registered hereby is based on a price of $54.184 per share, which is the average of the high and low trading prices for a Common Share as reported on the Toronto Stock Exchange (“TSX”) on October 3, 2017, and based on the U.S. dollar-to-Canadian dollar indicative exchange rate of 1.2500 reported by the Bank of Canada as of October 3, 2017.

EXPLANATORY NOTE

In connection with the Merger Agreement, the Registrant has, effective as of October 5, 2017, assumed, adopted, and amended the Amended and Restated DigitalGlobe, Inc. 2007 Employee Stock Option Plan, and has changed the name of such plan to the Maxar Technologies Ltd. Employee Stock Option Plan (as assumed, adopted and amended, the “Stock Option Plan”). The only outstanding awards under the Stock Option Plan at the time of the Merger and immediately prior to the assumption and adoption of the Stock Option Plan by the Registrant were certain restricted stock units of DGI. All such outstanding awards were converted at the effective time of the Merger into comparable awards based on Common Shares, which were assumed and adopted by the Registrant and continue to be outstanding and governed by the Stock Option Plan. The Registrant is filing this Registration Statement on Form S-8 to register 645,510 shares of Common Stock issuable under the Plan.

This registration statement also registers Common Shares that may be issued and sold pursuant to the MacDonald, Dettwiler and Associates Ltd. Omnibus Equity Incentive Plan and the MacDonald, Dettwiler and Associates Ltd. 2017 Long Term Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will send or give to all participants in each of the plans listed above, as applicable, document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s prospectus filed pursuant to Rule 424(b) under the Securities Act on June 22, 2017 in connection with the Registrant’s Registration Statement on Form F-4 (File No. 333-217512), originally filed with the Commission on April 27, 2017, as amended;

(b)	The Registrant’s reports on Form 6-K filed with the Commission on June 23, 2017, July 13, 2017, July 19, 2017, July 28, 2017, August 9, 2017; and October 5, 2017,

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registration document referred to in (a) above, and

(d)	The description of the Registrant’s common stock, without par value, contained in the Registrant’s Registration Statement on Form 8-A (File No. 333-217512), filed with the Commission on October 3, 2017, and any reports filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s articles provide that the registrant must indemnify an eligible party against all eligible penalties and pay expenses in advance for an eligible proceeding, subject to the BCA. Additionally, the Registrant may indemnify any other person, subject to the BCA.

Under the BCA, and for purposes of the Registrant’s articles, an “eligible party”, includes but is not limited to, a director or officer of the Registrant, a former director or officer of the Registrant or a person who acts or acted as a director or officer or an individual acting in a similar capacity of another entity for one of the Registrant’s affiliates or at the Registrant’s request.

Under the BCA, the Registrant may indemnify an eligible party against all judgments, penalties or fines awarded or imposed in, or an amount paid in settlement of a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of such party having been an eligible party, to which such party is or may be liable. Under the BCA, the Registrant may, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding. Prior to the final disposition, the Registrant may pay, as they are incurred, the expenses actually and reasonably incurred by an eligible party if they commit in writing to undertake that if the indemnification is prohibited pursuant to the BCA, the eligible party will repay the amounts advanced.

Under the BCA, indemnification of an eligible party is prohibited if:

•	the indemnity or payment is made under an earlier agreement and at the time the agreement to indemnify or pay expenses was made the Registrant was prohibited from doing so under its articles;

•	the indemnity or payment is made other than under an earlier agreement and at the time when the indemnity or payment is made, the Registrant is prohibited from doing so under its articles;

•	if in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

•	in the case of an eligible proceeding other than a civil proceeding, the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

Additionally, in the case of a derivative action on behalf of the Registrant or on behalf of an associated corporation, the Registrant must not indemnify an eligible party for any penalties the eligible party is or may be liable for and the Registrant must not pay the expenses of the eligible party after the final disposition nor advance expenses to the eligible party.

Pursuant to the BCA and the Registrant’s articles, the Registrant may purchase and maintain insurance against liability asserted against or incurred by any of the eligible persons.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of MacDonald, Dettwiler and Associates Ltd., dated May 16, 2016 (incorporated by reference to Exhibit 3.3 to the Registrant’s Registration Statement on Form F-4 (File No. 333-217512), originally filed with the Commission on April 27, 2017, as amended).

4.2*	Maxar Technologies Ltd. Employee Stock Option Plan.

4.3*	MacDonald, Dettwiler and Associates Ltd. Omnibus Equity Incentive Plan.

4.4*	MacDonald, Dettwiler and Associates Ltd. 2017 Long Term Incentive Plan.

4.5*	Restricted Share Unit Award Agreement – Employee Stock Option Plan

4.6*	Form of Restricted Share Unit Award Agreement – Employee Stock Option Plan

4.7*	Amendment to Restricted Share Unit Award – Employee Stock Option Plan

5.1*	Opinion of Farris, Vaughan, Wills & Murphy LLP as to the legality of the securities being registered.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of KPMG LLP.

23.3*	Consent of Farris, Vaughan, Wills & Murphy LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included as part of the signature pages to this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California on October 6, 2017.

MAXAR TECHNOLOGIES LTD.

By:	/s/ Michelle Kley
Name:	Michelle Kley
Title:	Senior Vice President, General Counsel and Corporate Secretary

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michelle D. Kley and Howard L. Lance, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as they might or could not in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in their capacities indicated and on October 6, 2017.

Signature	Title

/s/ Howard L. Lance	President and Chief Executive Officer and Director (Principal Executive Officer)
Howard L. Lance

/s/ William McCombe	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
William McCombe

/s/ Dennis H. Chookaszian	Director
Dennis H. Chookaszian

/s/ Nick S. Cyprus	Director
Nick S. Cyprus

/s/ General Howell M. Estes, III	Director
General Howell M. Estes, III

/s/ Lori B. Garver	Director
Lori B. Garver

/s/ Joanne O. Isham	Director
Joanne O. Isham

/s/ C. Robert Kehler	Director
C. Robert Kehler

/s/ Brian G. Kenning	Director
Brian G. Kenning

/s/ Dr. L. Roger Mason, Jr.	Director
Dr. L. Roger Mason, Jr.

/s/ Robert L. Phillips	Director
Robert L. Phillips

/s/ Eric J. Zahler	Director
Eric J. Zahler